UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 20, 2009

BAY BANKS OF VIRGINIA, INC.

(Exact Name of Registrant as Specified in Charter)

Virginia	0-22955	54-1838100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 S. Main Street, Kilmarnock, Virginia 22482

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (804) 435-1171

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Kilmarnock, VA, February 24, 2009, Bay Banks of Virginia, Inc. (OTC BB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, announced that on February 20, 2009, its Board of Directors determined that participation in the U.S. Department of Treasury’s (“Treasury Department”) Troubled Asset Relief Program Capital Purchase Program may not be in the best financial interest of the Company’s customers, investors and employees.

Under the terms of the approval to participate, which was offered to the Company by the Treasury Department on January 30, 2009, Bay Banks would have signed a letter agreement for purchase of securities by the Treasury Department. Under terms of the agreement, the Company would have agreed to provide senior preferred stock in an amount up to $7.2 million, plus warrants to purchase common stock in the amount of 15% of the amount of the preferred stock, with dividend payments of 5% on the preferred stock.

Austin L. Roberts, III, President and CEO of Bay Banks stated, “Bay Banks’ executive management and the Board conducted a thorough analysis on the fiduciary advisability of voluntarily participating in the Program. We currently maintain a Tier 1 Risk-based Capital Ratio of 10.07%, which puts us in the well-capitalized category of safety and soundness with our regulators. The Bank presently maintains a soundly funded and healthy lending program throughout the Northern Neck region of the State.

“We are aware that many of our banking neighbors have agreed to participate in this Program. When we looked at the Treasury Department’s terms and conditions, we determined that participation was not necessary. We note that many economists expect the economy to begin rebounding in the second half of 2009 and we are fully prepared to participate, without the Capital Purchase Program of the Troubled Asset Relief Program.”

Roberts added, “While additional funds could have been utilized through this Program, there were conditions that made this option less attractive than first envisioned. For example, the Treasury Department would have owned a noticeable portion of the Company. The Treasury Department would also have maintained the right to make changes to the agreement as deemed necessary, while Bay Banks would not have enjoyed that privilege.”

Bay Banks of Virginia, based in Kilmarnock, has eight full service banking offices strategically located in Kilmarnock, White Stone, Warsaw, Montross, Heathsville, Callao and Burgess; and a Bay Trust Company office in Kilmarnock. A ninth retail office is under construction in Colonial Beach, Virginia, with an anticipated opening next month. Colonial Beach is an incorporated town within Westmoreland County and this will be the Bank’s second office in that county.

The Company has total assets of $318 million and offers consumers and businesses a wide variety of financial services. Bay Trust Company provides a full range of Wealth Management, Trust and Investment Management services to include: investment advisory accounts, investment management accounts, the management of IRA’s, as well as estate planning, estate settlement services and the management of trusts. Investment services, including financial planning, securities brokerage and insurance products are offered through Investment Advantage.

Investor contact: Austin L. Roberts III, President and Chief Executive Officer, at 804-435-1171 or aroberts@banklanc.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAY BANKS OF VIRGINIA, INC.

By:	/s/ Austin L. Roberts, III
Austin L. Roberts, III
President and CEO

February 24, 2009

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